PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED MAY 16, 2003	FILED PURSUANT TO RULE 424(b)(3) REGISTRATION NO. 333-105155

2,100,000 Shares

VITESSE SEMICONDUCTOR CORPORATION
COMMON STOCK

          This prospectus supplement relates to the resale by the selling stockholders of shares of common stock of Vitesse Semiconductor Corporation.

          This prospectus supplement should be read in conjunction with the prospectus dated May 16, 2003, which is to be delivered with this prospectus supplement. All capitalized terms used but not defined in the prospectus supplement shall have the meanings given them in the prospectus.

          The table below sets forth information as of the date hereof concerning beneficial ownership of the common stock of the selling stockholders as listed below. All information concerning beneficial ownership has been furnished by the selling stockholders.

Name of Beneficial Owner	Shares Beneficially Owned (1)	Percent of Outstanding Vitesse Stock (4)	Shares Offered	Shares Owned After Offering (5)	Percent of Outstanding Vitesse Stock (4)(5)

James V. Rubino (2)	380,725	*	176,252	204,473	*
Klaus-Peter Deyring (3)	285,576	*	132,204	153,372	*

	666,301	*	308,456	357,845	*

*Represents less than 1% of the outstanding shares of Common Stock.

(1)	The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of the date of this prospectus through the exercise of any stock option or other right.

(2)	Includes (i) 176,252 shares offered hereby, and (ii) 204,473 outstanding shares held in escrow for such stockholder’s account by US Bank Trust, National Association, as escrow agent, pursuant to the Stock Purchase Agreement, which shares are not offered hereby. Unless subject to a claim for indemnification by Vitesse, or reacquired by Vitesse as a result of the resolution of such a claim, the shares held in escrow will be released to the selling stockholders on January 31, 2004.

(3)	Includes (i) 132,204 shares offered hereby, and (ii) 153,372 outstanding shares held in escrow for such stockholder’s account by US Bank Trust, National Association, as escrow agent, pursuant to the Stock Purchase Agreement, which shares are not offered hereby. Unless subject to a claim for indemnification by Vitesse, or reacquired by Vitesse as a result of the resolution of such a claim, the shares held in escrow will be released to the selling stockholders on January 31, 2004.

(4)	Based on the number of shares of Vitesse common stock outstanding as of October 31, 2003.

(5)	Assumes the sale of all shares offered hereby.

THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE “RISK FACTORS”
BEGINNING ON PAGE 3 OF THE PROSPECTUS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is November 7, 2003.